Exhibit  10.35

OPERATING AGREEMENT

OF

NET FIVE HOLDINGS, LLC

TABLE OF CONTENTS

- i -

- ii -

Schedule I	–	Schedule of Members
Schedule II	–	Schedule of Investment Properties

Exhibit A	–	Contribution Agreement
Exhibit B	-	Instrument of Accession
Exhibit C	-	Letter Agreement dated April 30, 2010.
Exhibit D	-	2010 Operating Budget.

- iii -

OPERATING AGREEMENT

OF

NET FIVE HOLDINGS, LLC

a Florida Limited Liability Company

THIS OPERATING AGREEMENT OF NET FIVE HOLDINGS, LLC, a Florida limited liability company (the "Company"), is made as of May 26, 2010 (this "Agreement"), by and among Planet Five Development Group, LLC, a Florida limited liability company (“Planet Five”); GEROVA Financial Group, Ltd., a Cayman Islands corporation (“Gerova”); Planet Five at GEROVA, LLC, a Florida limited liability company (the “Planet Five Member”), Robert V. Willison (“Willison”), ________________________ LLC, a _______ limited liability company (“__________”).   Each of Gerova, the Planet Five Member, Willison and _______ are the persons or entities whose names are set forth on Schedule I annexed hereto (each, a "Member" and collectively, the "Members"), and together with any other Person who becomes a member of the Company from time to time in accordance with the provisions hereof, the "Members").

RECITALS:

1.           A Certificate of Formation of the Company was filed with the Secretary of State of the State of Florida on March 25, 2010.

2.           Pursuant to the Contribution Agreement (a) Planet Five shall have caused the Planet Five Group to contribute or is obligated to contribute to the Company the assets and liabilities set forth on Schedule A attached thereto in exchange for Class A Interests, and (b) Gerova has caused the Gerova Group to contribute or is obligated to contribute to the Company the assets and liabilities set forth on Schedule A attached thereto in exchange for Class A Interests.

3.           On the Effective Date, Willison and ______________ shall purchase and receive the Class B Interests.

4.           In accordance with the Act (as defined in Section 1.6), the Members desire to enter into this Agreement to (i) set forth the respective rights, powers and interests of the Members with respect to the Company; (ii) establish the terms for the issuance of interests therein; and (iii) provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1            Registered Office.  The registered agent and office of the Company in the State of Florida shall be FYV Consulting Inc., 1515 International Parkway, Suite 2031, Lake Mary, Florida 32746.  The Management Board may change said registered office from one location to another in the State of Florida.

Section 1.2            Other Offices.  The Company may have one or more offices as may be established from time to time by the Management Board.

Section 1.3            Effective Date; Purpose; Nature of Business Permitted; Powers.

(a)           This Agreement shall become effective and the Business of the Company shall be deemed to have commenced on the Effective Date.

(b)           The purpose to be conducted or promoted by the Company is to engage in the following activities:

(i)           to acquire, own, hold, manage, lease, sell, transfer, service, convey, safekeep, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with, real property assets, mortgages secured by real property assets and improvements to real property assets, whether with unrelated third parties or with affiliated entities;

(ii)          to consummate as soon as shall be reasonably practicable, a Reverse Takeover Transaction; and

(iii)         to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Florida that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes (including the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

(c)           The Company, and the Members, or any Officer on behalf of the Company, may enter into and perform all documents, agreements or certificates contemplated by the contribution of real estate assets to the Company, all without any further act, vote or approval of any Member, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of the Members or any Officer to enter into other agreements on behalf of the Company.

Section 1.4            Limited Liability of Members.  No Member or any of its Affiliates or Affiliated Individuals shall have any liability for the debts, obligations or liabilities of the Company or of any other Member.

Section 1.5            Tax Classification; No State Law Partnership.  The Members intend that the Company shall be treated as a partnership for federal, state and local tax purposes.  Each Member and the Company agree to file all tax returns and otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  No provision of this Agreement shall be deemed or construed to constitute the Company (including its Subsidiaries) as a partnership (including a limited partnership) or joint venture, or any Member as a partner of or with any other Member for any purposes other than tax purposes.

Section 1.6            Definitions.  Unless the context otherwise requires, the terms defined in this Section 1.6 shall, for the purposes of this Agreement, have the meanings herein specified (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

"Act" means the Florida Limited Liability Company Act as amended from time to time and any successor to such Act.

"Active Manager" means Paul Rohan, Robert Willison, Gregory Laubach or any other individual Operating Member who devotes a majority of his business time, energy and skill to the Company and its Business or such other portion of his business and professional time as shall be reasonably necessary for the performance of his duties, responsibilities and obligations to the Company.

“Adjusted Capital Account Balance” means, with respect to any Member the  balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:  (a) such Capital Account shall be increased by any amounts that such Member is obligated to restore pursuant to this Agreement or deemed obligated to restore pursuant to the penultimate sentences of  Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) such Capital Account shall be decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Adjusted Capital Account Deficit" means, with respect to any Member the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Period, after giving effect to the following adjustments:  (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to this Agreement or deemed obligated to restore pursuant to the penultimate sentences of  Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Affiliate" means, with respect to a Person, another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that for purposes only of the term "Permitted Transferee", the term "Affiliate" shall have the meaning ascribed to it therein.

"Affiliated Individual" means, with respect to a Person, any individual who is an officer, director, shareholder, employee, partner or member of such Person or an individual who is related by blood, marriage or adoption to any of the foregoing.

"Agreement" has the meaning set forth in the Preamble.

“Appraised Net Asset Value” shall mean, with respect to each of the Planet Five Properties or the Gerova Real Estate Portfolio, as applicable: (a) the current fair market value of such Investment Property (as determined pursuant to the Contribution Agreement), less (ii) the sum of (A) all mortgage and other indebtedness encumbering such Investment Property, and (B) the amount of all debt and/or the stated value of all preferred stock or other preferred equity interests in such Investment Property that is held by third party investors in the Planet Five Group (excluding members of the Planet Five Group or the Bristol Group) or in the Gerova Real Estate Portfolio (collectively, the “Investor Debt”).

"Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy".  A "Voluntary Bankruptcy" shall mean, with respect to any Person, (a) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (b) the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (c) corporate action taken by such Person to authorize any of the actions set forth above.  An "Involuntary Bankruptcy" shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which order or petition shall not be dismissed within 90 days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 90 days.

 “Broome Street Financing” means the refinancing of an approximate $27.0 million first mortgage (the “BRT Mortgage”) held by BRT Real Estate Investment Trust or its affiliate (“BRT”) on the Broome Street Property; which BRT Mortgage is currently in default and is subject to foreclosure.

“Broome Street Property” means the real estate and improvements owned by Gerova Asset Backed Holdings LP or an Affiliate which is located at 62 Wooster Street, aka 476-478 Broome Street, New York, NY.

"Business" means the collective reference to: (i) the business activities referred to in Section 1.3(b)(i) of this Agreement, or (ii) any other business conducted by the Company and its direct and indirect Subsidiaries that is approved as a Major Decision by the Members.

"Business Day" means any day other than a Saturday, Sunday or any other day on which banks in New York City are required or permitted by law to be closed.

"Capital Account" has the meaning set forth in Section 2.4(a).

"Capital Contribution" means as to each Member, the dollar amount that is set forth opposite such Member's name on Schedule I with respect to the Members and labeled such Member's "Capital Contribution", as such schedule may be amended from time to time in accordance with this Agreement.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

"Cause" shall mean any of the following with regard to an Operating Member or an Active Manager, as applicable: (a) such Member's conviction of any felony or any other crime involving embezzlement, conversion of property or moral turpitude, (b) a final, non-appealable finding of such Member's fraud, embezzlement or conversion of property, (c) such Member's breach of any of his fiduciary duties to the Company or any subsidiary or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company or any subsidiary, (d) such Member’s willful, continual and material neglect or failure to discharge his duties, responsibilities or obligations prescribed by this Agreement or the Management Board, (e) such Member’s willful, continual and material breach of any non-competition or confidentiality agreement with the Company, or (f) such Member taking any unilateral action in respect of a Major Decision that is not approved or ratified by the Management Board.  Cause will be determined by the Management Board in its reasonable judgment, whose decision will be final, binding and non-appealable.

"Certificate of Formation" means the Certificate of Formation as filed with the Secretary of State of the State of Florida and any and all amendments thereto and restatements thereof filed on behalf of the Company pursuant to the Act.

“Class A Interests” means the equity interests issued by the Company to the each of Gerova and the Operating Members in exchange for the contributions made pursuant to the Contribution Agreement, which, in the aggregate, shall equal 88% of all Percentage Interests.

“Class A Percentage” means the class percentage assigned to a holder of a Class A Interest as set forth on Schedule I to this Agreement, which, in the aggregate, shall equal 88% of all Percentage Interests.

“Class B Interests” means the equity interests issued by the Company to Willison and __________________ in exchange for the services provided and to be provided to the Company, which, in the aggregate, shall equal 12% of all Percentage Interests.

“Class B Percentage” means the class percentage assigned to a holder of a Class B Interest as set forth on Schedule I to this Agreement.

"Closing Date" shall mean the date on which the Investment Properties are contributed to the Company by the Non-Operating Members.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Company" has the meaning set forth in the Preamble.

“Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, by and among, the Company and the other Persons who are parties thereto, in the form of Exhibit A annexed to this Agreement and made a part hereof.

"Control" means, with respect to any Person, the power of another Person, through ownership of equity, contract rights or otherwise, to direct the management and policies of such Person, and "controlled" and "controlling" have correlative meanings.

"Depreciation" means, for each Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Period, except that if the Gross Asset Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Board.

“Disposition” or “Disposed of” means, with respect to all or a portion of an Investment Property, the sale, exchange or other disposition by the Company of all or a portion of such Investment Property for cash, securities or other property.

"Drag-Along Notice" has the meaning set forth in Section 5.4.

"Drag-Along Right" has the meaning set forth in Section 5.4.

“Effective Date” shall mean the effective date of this Agreement and the commencement of the Business of the Company; which date shall be a date which shall be the earlier to occur of (a) the written acknowledgement by Gerova that the Effective Date has occurred, or (b) the execution and delivery of a forbearance, standstill or modification agreement with BRT (as defined in the Letter Agreement) in form and content acceptable to Gerova, and as contemplated by Section 2 of the Letter Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Excluded Gerova Properties” shall mean the collective reference to (i) a property located in New York, New York owned by 25 Broad Street LLC, (ii) a property formerly owned by Stillwater WPB Partners II LP, knows as “Trinity Quadrille,” and (iii) the “Aaron Road” property.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of a Member’s Percentage Interests will be determined jointly by the Company and the applicable Member.  If the Company and the applicable Member are unable to reach agreement within ten (10) Business Days after the occurrence of any event requiring fair market valuation, the fair market value will be determined within twenty (20) Business Days thereafter by an independent appraiser jointly selected by the Company and the applicable Member.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be shared equally by the Company and the applicable Member.

"Family Member" means, with respect to any specified natural person, (a) any parent, child, descendant or sibling of such natural person (including relationships resulting from adoption) or (b) the spouse of such natural person or of any person covered by clause (a).

"Fiscal Period" means (a) the period commencing on the date hereof and ending on June 30, 2010, (b) any subsequent three month period commencing on January 1, April 1, July 1 and October 1, and (c) any portion of the period described in clauses (a) and (b) of this clause (x) (i) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Article VI and (ii) ending on the date of an adjustment to the Gross Asset Value of any Asset of the Company pursuant to clause (b) of the definition of "Gross Asset Value".

"Fiscal Year" means (a) the period commencing on the date hereof and ending on December 31, 2010 and any subsequent 12 month period commencing on January 1 and ending on December 31 (or such other 12 month period as determined by the Tax Matters Member consistent with this Agreement or as required by accounting or tax authorities) and (b) the period commencing on the immediately preceding January 1 (or other first day of a Fiscal Year as determined under clause (a)) and ending on the date on which all property of the Company is distributed to the Members pursuant to Article X.

“Gerova” shall mean GEROVA Financial Group, Ltd., a Cayman Islands corporation.

“Gerova Group” shall mean the collective reference to Gerova and those Subsidiaries of Gerova who directly or indirectly own the Gerova Real Estate Portfolio.

“Gerova Real Estate Committee”  shall mean a committee consisting of three (3) representatives designated by Gerova (who may be employees or consultants of Gerova or its direct and indirect Subsidiaries) to approve certain investments, loans, refinancings and other matters not otherwise constituting a Major Decision.

“Gerova Real Estate Portfolio” shall mean the collective reference to: (a) the various parcels of improved and unimproved real estate owned by direct and indirect Subsidiaries of Gerova, and (b) a portfolio of first and second mortgage loans held by direct and indirect Subsidiaries of Gerova; all of which constitute Investment Properties hereunder, and which are listed on Appendix A to Schedule II annexed hereto; provided, that the term “Gerova Real Estate Portfolio” shall not include any Excluded Gerova Properties.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time it is accepted by the Company, unreduced by any liability secured by such asset, as reasonably determined by the Management Board, as applicable;

(b)          the Gross Asset Values of all assets shall be adjusted to equal their respective fair market values, unreduced by any liabilities secured by such assets, as reasonably determined by the Management Board as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (iii) the direct or indirect issuance of profits interests to service providers; and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (i) and (ii) of this paragraph shall be made only if the Management Board reasonably determines that such an adjustment is necessary to reflect the relative economic interests of the Members of the Company;

(c)           the Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, unreduced by any liability secured by such asset, as reasonably determined by the Management Board; and

(d)           the Gross Asset Value of all assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b); but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of "Profits" and "Losses" or Section 6.2(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

If  the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Indebtedness" means (a) the principal, premium (if any), interest and related fees and expenses (if any) in respect of (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (b) all obligations in respect of outstanding letters of credit, acceptances and similar obligations, (c) that portion of obligations with respect to capital leases not entered into in the ordinary course of business and properly accounted for as a liability, (d) any obligation owed for all or any part of the deferred purchase price of property or services except  for trade liabilities incurred in the ordinary course of business in accordance with customary practices, and (e) a guaranty of any of the obligations described in clause (a) or (b) of this definition.

"Indemnifiable Losses" has the meaning set forth in Section 11.1.

"Indemnified Party" has the meaning set forth in Section 11.6.

"Indemnifying Party" has the meaning set forth in Section 11.6.

"Initial Capital Contribution" means as to each Member, the amount initially contributed to the Company at the time of such Member’s admission to the Company.  Such amount: (a) in cash, as is set forth opposite such Member's name on Schedule I and labeled such Member's "Initial Capital Contribution", as such schedule may be amended from time to time in accordance with this Agreement; (b) as to Gerova, is represented by and includes the Gerova Real Estate Portfolio listed on Appendix A to Schedule II, and labeled the “Gerova Initial Capital Contribution;” and (c) as to the Planet Five Group, the Planet Five Properties listed on Appendix B to Schedule II, and labeled the “Planet Five Initial Capital Contribution.”

"Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

“Investment Properties” means any investment properties owned by the Company, including those properties which were contributed by the Members as its Initial Capital Contribution as set forth on Schedule II, as the same may be refinanced or otherwise modified.

"Involuntary Bankruptcy" has the meaning set forth in the definition of Bankruptcy.

“Letter Agreement”  means the letter agreement among Gerova, Planet Five and Willison dated April 30, 2010 in the form of Exhibit C annexed hereto and made a part hereof.

"Major Decisions" means:

(a)      any act in contravention of this Agreement;

(b)      any action which would cause the Company or any Subsidiary to become an entity other than a limited liability company or limited partnership;

(c)      entering into any binding agreement in respect of, or other consummating a Reverse Takeover Transaction;

(d)      changing in any material respect the nature and scope of the Business of the Company or any Subsidiary from that referred to in Section 1.3(b)(i);

(e)      except as otherwise expressly provided in Section 2.9 of this Agreement, without their prior consent, entering into any agreement (i) which would cause any Member or any other member of the Gerova Group or any member of the Planet Five Group to become personally liable on or in respect of or to guarantee any Indebtedness of the Company or any Subsidiary or (ii) which is not nonrecourse to such Member;

(f)       Disposing or selling of any one or more Investment Property in any one transaction that, individually or in the aggregate, represents at the time of such disposition or sale twenty (20%) percent or more of either (i) the Net Asset Value of all of the Investment Properties of the Company (excluding the Planet Five Properties and the Gerova Real Estate Portfolio), or (ii) the aggregate Appraised Net Asset Values of the Planet Five Properties or the Gerova Real Estate Portfolio;

(g)      mortgaging, encumbering or subjecting to liens in any one transaction any Investment Property that, individually or in the aggregate, represents twenty (20%) or more of either (i) the Net Asset Value of all of the Investment Properties of the Company (excluding the Planet Five Properties and the Gerova Real Estate Portfolio), or (ii) the aggregate Appraised Net Asset Values of the Planet Five Properties or the Gerova Real Estate Portfolio;

(h)      acquiring or purchasing any one or more Investment Property for a purchase price (including incurred or assumed Indebtedness) that, individually or in the aggregate, would represent, after giving effect to such acquisition or purchase, twenty (20%) percent or more of either (i) the Gross Asset Value of all of the assets of the Company, or (ii) the sum of (A)the aggregate Appraised Net Asset Values of the Planet Five Properties, the Gerova Real Estate Portfolio, and (B) the Net Asset Values of all other Investment Properties of the Company;

(i)       incurring on behalf of the Company or any Subsidiary any Indebtedness in any one transaction that, individually or in the aggregate, would represent twenty (20%) percent or more of the aggregate Indebtedness of the Company and its direct or indirect Subsidiaries after the incurrence thereof;

(j)       approving any one or more increases in the Operating Budget for any Fiscal Year or other fiscal period commencing January 1, 2011, to the extent that such increase(s) shall be in excess of the aggregate amounts provided in the Operating Budget for the immediately preceding Fiscal Year or other fiscal period;

(k)      incurring expenditures in any one Fiscal Year that shall be in excess of 105% of the aggregate amount of the Operating Budget approved for such Fiscal Year;

(l)       causing or permitting the Company or any Subsidiary to be merged with any other entity;

(m)     dissolving, terminating or liquidating the Company or any Subsidiary, other than following a sale of all or substantially all of its assets;

(n)      commencing, dismissing, terminating or settling any material litigation matter, material condemnation claim, or any other matter or claim (including claims covered by insurance) in connection with which the amount in controversy is reasonably expected to exceed $250,000;

(o)      lending any funds to a Member or any Affiliate of a Member or paying any distributions to the Members or any Affiliate of a Member; provided, however, that, upon the request of Gerova, the Company shall have the right to encumber certain of its assets and use the proceeds thereof to make short term loans (not in excess of 90 days) to Gerova or other Subsidiaries or affiliates of Gerova; provided, that such short-term loans are secured by marketable securities or other collateral that is reasonably acceptable to the Operating Members.

(p)      increasing the annual remuneration for any of Paul Rohan, Robert Willison or Gregory Laubach;

(q)      except as provided above, entering into any transaction with an Affiliate unless such transaction is on terms no less favorable to the Company than it would obtain in a transaction between unrelated parties; and

(r)       causing the Company or any of its Subsidiaries to file for a Voluntary Bankruptcy or to take any action in furtherance of a Voluntary Bankruptcy of the Company or any of its Subsidiaries.

"Management Board" has the meaning set forth in Section 3.1(b).

"Member" means, collectively, the Non-Operating Members and the Operating Members, in each case for so long as they hold Percentage Interests and any other Members who, in accordance with the provisions of this Agreement, directly holds Percentage Interests.

"Member Nonrecourse Debt" has the meaning of "partner nonrecourse debt" as set forth in Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to any Member Nonrecourse Debt, equal to the Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

"Member Nonrecourse Deductions" has the meaning of "partner nonrecourse deductions" set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

"Minimum Gain" means "partnership minimum gain" as set forth and defined in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Net Asset Value” shall mean with respect to any one or more Investment Property (a) the current fair market value of such Investment Property (as determined pursuant to the Contribution Agreement), less (ii) the sum of all mortgage and other indebtedness encumbering such Investment Property.

“Net Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction less any expenses related to the Capital Transaction.

"Net Cash Flow" means, during the applicable period, the gross cash proceeds derived by the Company during such period from any source (excluding proceeds related to Capital Transactions such as Dispositions of Investment Properties) less the portion thereof used to pay or establish reserves for all Company operating expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Management Board in its reasonable discretion subject to the provisions of this Agreement (including Section 3.1); provided, however, that Net Cash Flow shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of previously established reserves.

“New Equity Interests” means any series of equity interest issued by the Company, whether now authorized or not, and rights, options or warrants to purchase such equity interest, and securities of any type whatsoever that are, or by their terms may become, convertible into any series of equity interest of the Company; provided, that the term “New Equity Interests” shall not mean or include: (i) the sale of equity interests reserved for officers, directors, employees or consultants of the Company; (ii) equity interests issued pursuant to a stock split or similar reorganization; or (iii) securities issued in any public offering or a Reverse Takeover Transaction.

 “Non-Operating Members” means all Members other than the Operating Members; provided, however, that should one or more of the Operating Members make a Capital Contribution of the Planet Five Properties, such Members shall be treated as “Non-Operating Members” solely to the extent of such Capital Contribution for purposes of Articles VI and VII.

"Nonrecourse Deductions" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

"Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

"Officer" means any officer of the Company or any subsidiary thereof appointed by the Management Board or by the manager of such subsidiary.

“Operating Budget” shall mean the operating budget for the Company prepared by the Operating Members and submitted to the Management Board for any one or more Fiscal Year, including the operating budget of the balance of the Fiscal Year ending December 31, 2010 in the form annexed hereto as Exhibit D and made a part hereof (the “2010 Operating Budget”).

“Operating Members” means the collective reference to: (a) Paul Rohan, (b) Willison, (c) Gregory Laubach, and (d) other members of the Planet Five Group or Willison Group.

"Other Members" has the meaning set forth in Section 5.3.

“Parent Entity(ies)” shall mean the individual or collective reference to Gerova and to Planet Five, as applicable.

"Percentage Interests" means, with respect to any Member, such Member’s aggregate ownership of Class A Interests and Class B Interests expressed as a percentage of all issued Class A Interests and Class B Interests that is set forth opposite such Member's name on Schedule I and labeled such Member's "Percentage Interests," as such schedule may be amended from time to time to reflect changes in such percentage made pursuant to and in accordance with this Agreement.

“Permanent Disability” shall mean with respect to any Operating Member, the inability of either Paul Rohan, Gregory Laubach or Robert Willison to serve as an Active Manager of the Company for any period of six (6) consecutive months by reason of any physical or mental disability.

"Permitted Transferee"  means (i) the Company, (ii) with respect to any Member who is not a natural person, any Affiliate of such Member (provided that for purposes of this clause (ii), "Affiliate" shall mean, with respect to the Member in question, that such Member controls such Affiliate and owns, directly or indirectly, more than 50% of the economic interests of such Member; (iii) with respect to any Member who is a natural person, (x) upon the death of such natural person, any Person in accordance with such natural person's will or the laws of intestacy; (y) one or more trusts for the sole benefit of such natural person or one or more of the Family Members of such natural person; provided that such natural person shall not be released from his obligations under this Agreement as a Member; and (iv) in the event of the dissolution, liquidation or winding up of any such Person that is a corporation, partnership or limited liability company, the stockholders of a corporation that is such Person, the partners of a partnership that is such Person, the members of a limited liability company that is such Person or a successor corporation all of the stockholders of which or a successor partnership all of the partners of which or a limited liability company all of the members of which are the Persons who were the stockholders of such corporation or the partners of such partnership or the members of such limited liability company immediately prior to the dissolution, liquidation or winding up of such Person; provided, however, in the case of any such Person that is a Member only to the extent that such Transferee complies with the foregoing clauses (i) through (iv); provided further, however, that no such Transfer under any one or more of the forgoing clauses (i) through (iv) to any such Person shall be permitted where such Transfer (x) fails to comply with the terms of Section 5.1(b), including, without limitation, by reason of a failure to comply in any respect with any federal or state securities laws, including, without limitation, the Investment Company Act, or (y) would result in the Company becoming subject to the Exchange Act.

"Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, joint-stock company, estate, limited liability company, series, unincorporated organization or other legal entity or organization.

“Planet Five” means Planet Five Development Group, LLC, a Florida limited liability Company.

“Planet Five Group” means the collective reference to the Planet Five Member, Planet Five, Paul Rohan and/or their direct and indirect partners, Subsidiaries or Affiliates.

“Planet Five Member” means Planet Five at GEROVA, LLC, a Florida limited liability Company.

“Planet Five Properties” means the collective reference to the seven (7) developed properties and four undeveloped properties, constituting Investment Properties, and which are listed on Appendix B to Schedule II annexed hereto and made hereof

"Profits" or "Losses" means, in respect of the Company, for each Fiscal Period, an amount equal to the taxable income or loss of the Company for such Fiscal Period.  Such amount shall be determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)           any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b)           any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)           in the event the Gross Asset Value of any asset is adjusted pursuant to paragraphs (b) and (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)          gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e)           in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss there shall be taken into account Depreciation for such Fiscal Period, computed in accordance with the definition of Depreciation;

(f)           to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.2 or Section 6.3 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated with respect to the Company pursuant to Sections 6.2 and 6.3 shall be determined by applying rules analogous to those set forth in paragraphs (a) through (g) above.

"Prospective Purchaser" has the meaning set forth in Section 5.4.

"QIB" means a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

"Regulations" means the federal income tax regulations promulgated by the Treasury Department under the Code as such regulations may be amended from time to time.  All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

"Regulatory Allocations" has the meaning set forth in Section 6.3.

"Representative" has the meaning set forth in Section 10.2.

“Reverse Takeover Transaction” shall have the meaning as is defined in Section 3.1 of the Letter Agreement.

"Sale of Control" means any sale of all or substantially all of the Percentage Interests or assets of the Company and its Subsidiaries to any Person (other than any Affiliate of any Member).

“Subsidiaries” shall mean any corporation, limited liability company, partnership or other entity, a majority of the capital stock or equity of which is owned, directly or indirectly, by the Company, any of the Members or their Affiliates.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Tax Matters Member" has the meaning set forth in Section 8.1.

“Termination Event” shall mean the occurrence at any time on or before June 30, 2013, of any of the following events: (i) the termination for Cause of any of Paul Rohan, Gregory Laubach or Robert Willison, or (ii) the resignation of any of Paul Rohan, Gregory Laubach or Robert Willison as an Active Manager, unless one or more replacements acceptable to Gerova shall be hired by the Company, or (iii) the cessation of services by Paul Rohan for any reason other than his death or Permanent Disability, or (iv) the cessation of the services of a majority of all of the Active Managers.

“Termination Date” means the date of Termination of the last of the Operating Member to be Terminated.

"Third Party Claim" has the meaning set forth in Section 11.6.

"Transfer" means, when used as a noun, any direct or indirect sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell, hypothecate, pledge, assign, or otherwise transfer.

"Voluntary Bankruptcy" has the meaning set forth in the definition of Bankruptcy.

"Voting Representative" has the meaning set forth in Section 10.2.

“Willison” means Robert V. Willison, an individual.

“Willison Group.” means the collective reference to Willison or his Affiliates.

Any capitalized term not defined herein shall have the meaning ascribed to such term in the Act.

Section 1.7            Certificates.  Each Officer is an authorized Person within the meaning of the Act to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction within the United States in which the Company may wish to conduct business.  Each member of the Management Board is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the company with the Secretary of State of the State of Florida.

Section 1.8            Term.  The term of the Company shall begin on the date the Certificate of Formation was filed with the Secretary of State of the State of Florida and shall continue for so long as the Company holds any assets, unless terminated prior thereto in accordance with the provisions hereof or pursuant to the Act.

ARTICLE II

PERCENTAGE INTERESTS, CAPITAL
CONTRIBUTIONS; CAPITAL ACCOUNTS AND GUARANTEES

Section 2.1            Percentage Interests; Operating Members.  The Percentage Interests of each Member are set forth on Schedule I attached hereto, as such may be amended from time to time.

Section 2.2            Class A Interests and Class B Interests.

(a)           The Members owning Class A Interests shall share ratably, based upon their respective Class A Percentages, in all profits, losses and capital of the Company.

(b)          The Members owning Class B Interests shall share ratably, based upon its Class B Percentage, in all profits, losses and capital of the Company, but only after the Members owning Class A Interests shall have recouped 100% of the value of their Initial Capital Contributions to the Company.

(c)          For three year period commencing July 1, 2010 and ending on the earlier of (i) June 30, 2013, or (ii) a Termination Event, each of the Members owning Class B Interests hereby grants to the Planet Five Member an irrevocable proxy, coupled with an interest, to vote all Class B Interests in the same manner as the Planet Five Member votes its Class A Interests, at any regular or special meeting of the Members to vote upon any matter which requires the vote, consent or approval of the Members.

Section 2.3            Capital Contributions.

(a)           Pursuant to the Contribution Agreement, each Member contributed (or was deemed to have contributed, as applicable) its entire Initial Capital Contribution in exchange for Class A Interests of the Company as set forth on Schedule I hereof.  The value of the Initial Capital Contribution was determined in accordance with the Contribution Agreement.

(b)           Cash Capital Contributions by the Members shall be made in U.S. dollars by wire transfer of federal funds to an account or accounts of the Company specified by the Company or the Management Board.  No Member shall be entitled to any compensation by reason of its Capital Contribution or by reason of serving as a Member.  No Member shall be required to lend any funds to the Company.

(c)           Title to assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually or collectively, shall have any ownership interest in such assets or any portion thereof.  Title to any or all of the assets shall be recorded as property of the Company on the books and records of the Company, irrespective of the name in which legal title to such assets is held.

Section 2.4            Capital Accounts.

(a)           A capital account ("Capital Account") shall be maintained for each Member, in accordance with the capital account maintenance rules set forth in Regulations Section 1.704-1(b)(2)(iv).  Without limiting the generality of the foregoing, a Member's Capital Account shall be increased by (i) the amount of money contributed by the Member, (ii) the initial Gross Asset Value of property contributed by the Member as reasonably determined by the contributing Member and the Management Board (net of liabilities that the Company is considered to assume or take subject to pursuant to Code Section 752), and (iii) allocations to the Member of Profits pursuant to Article VI.  A Member's Capital Account shall be decreased by (x) the amount of money distributed to the Member, (y) the Gross Asset Value of any property so distributed to the Member as reasonably determined by the distributee Member and the Management Board (net of any liabilities that such Member is considered to assume or take subject to pursuant to Code Section 752), and (z) allocations to the Member of Losses pursuant to Article VI.  The Members' Capital Accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Regulations Section 1.704-1(b)(2)(iv)(g) (relating to allocations and adjustments resulting from the reflection of property on the books of the Company at book value, or a revaluation thereof, rather than at adjusted tax basis).

(b)           Compliance with Treasury Regulations.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Management Board shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Management Board may make such modification, provided, however, that it shall not have an adverse effect on the amounts distributable to any Member.

(c)           Negative Capital Account.  No Member shall be required to make up an Adjusted Capital Account Deficit or to pay to any Member the amount of any such deficit in any such account.

Section 2.5            Admission of New Members and Issuance of Percentage Interests.  Unanimous consent of the Members shall be required to issue any New Equity Interests to any Person and, unless otherwise permitted under Article V, to admit new Members.  A new Member must agree in writing to be bound by the terms and provisions of the Certificate of Formation and this Agreement, each as may be amended from time to time, and must execute a counterpart of, or an agreement adopting, this Agreement or other related agreements as the Management Board may require.  Upon admission, the new Member shall have all rights and duties of a Member of the Company; provided that such new Member shall only be entitled to such voting rights as are provided pursuant to this Agreement.

Section 2.6            Interest.  No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

Section 2.7            Capital Withdrawal Rights, Interest and Priority.  Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member's Capital Accounts in whole or in part until the dissolution, liquidation and winding-up of the Company, except as distributions pursuant to Article VII may represent returns of capital.  A Member who withdraws or purports to withdraw as a Member of the Company without the consent of the other Members or as otherwise allowed by this Agreement shall be liable to the Company thereof for any damages suffered by the Company thereof on account of the breach and shall not be entitled to receive any payment in respect of its Percentage Interests in the Company or a return of its Capital Contribution until the time otherwise provided herein for distributions to Members.

Section 2.8            Additional Capital Contributions; Preemptive Right.

(a)           If the Management Board determines that additional funding for the Company is required, the Company shall first use commercially reasonable efforts to obtain third party debt financing.  In the event that the Company cannot obtain all of the additional funding through such debt financing, the Management Board, acting by unanimous consent, may require the Members to make additional Capital Contributions as set forth in Section 2.8(b) below.

(b)          After giving effect to the requirements set forth in Section 2.8(a), the Management Board, acting by unanimous consent, may require the Members to make additional Capital Contributions in proportion to their Percentage Interests, in one or more installments (each such contribution, an “Additional Capital Contribution”), by providing written notice (a “Capital Call Notice”) to the Members.  A Capital Call Notice delivered hereunder shall set forth: (i) the aggregate amount of the required Additional Capital Contribution; (ii) the amount of each Member’s respective Additional Capital Contribution; (iii) the date on which such Additional Capital Contribution is due (the “Call Due Date”), which Call Due Date shall be no earlier than fifteen (15) days from the date of the Capital Call Notice; and (iv) in reasonable detail, the purpose and proposed uses for such Additional Capital Contribution.  If a Member fails to fully pay any required Additional Capital Contribution on or before the Call Due Date, the Percentage Interests of all of the Members shall be adjusted such that each Member’s Percentage Interests shall thereafter equal the proportion that the sum of its aggregate Capital Contributions bears to the aggregate Capital Contributions of all of the Members.  If a Member holds both Class A Interests and Class B Interests, such adjustment shall be made proportionately across the Class A Interests and Class B Interests.  In the event that the Company cannot obtain all of the additional funding through debt financing and/or Additional Capital Contributions, the Members may then elect to offer New Equity Interests to third parties as set forth in Section 2.8(c) below.

(c)           Each Member shall have a preemptive right (but not the obligation) to purchase its Pro Rata Share of any New Equity Interests that the Company may, from time to time, propose to sell and issue.  For purposes of this right, a “Pro Rata Share” is the portion of the New Equity Interests obtained by multiplying the total number of New Equity Interests proposed to be issued by a fraction, the numerator of which is sum of the number of Percentage Interests then held by such Member and the denominator of which is the total number of Percentage Interests then outstanding.

(d)           In the event the Members determine to undertake an issuance of New Equity Interests in accordance with this Section 2.8, it shall give each Member written notification of its intention, describing the type of New Equity Interests, the price and the general terms upon which the Company proposes to issue the same, including, without limitation, the payment terms, cash requirements and the date or dates of payment and issuance of the New Equity Interests (a “New Interest Notice”).  Each Member shall have sixty (60) days from the date of receipt of any such New Interest Notice to purchase all or a portion of its Pro Rata Share of the New Equity Interests for the price and upon the general terms specified in the New Interest Notice by giving written notification to the Company stating therein the quantity of New Equity Interests to be purchased, and tendering the purchase price therefor.  If a Member elects not to purchase all or a portion of its Pro Rata Share of the New Equity Interests, the other Members, may, subject to applicable law, Transfer such purchase right to an Affiliate.  Any such Affiliate which elects to exercise the purchase right under this Section 2.8, shall have the rights of a Member for the purposes of this Section 2.8 only.  If applicable, the Company shall promptly inform in writing those Members that purchases all the New Equity Interests available to them (the “Fully Exercising Members”) of the other Members’ failure to do likewise.  During the twenty (20) day period commencing after receipt of such information, the Fully Exercising Members shall be entitled to obtain on a pro rata basis that portion of the New Equity Interests offered to the other Members which they did not elect to purchase on the terms contained in the New Interest Notice.

(e)           In the event all of the Members fail to exercise fully the rights granted hereunder, the Company shall have ninety (90) days to effect the sale of the New Equity Interests at a price and on terms no more favorable to the purchasers thereof than those offered in the New Interest Notice.  In the event the sale is not effected within the ninety (90) day period, the Company shall not issue and sell the New Equity Interests without first offering the New Equity Interests to the Members in the manner provided in this Section 2.8.

2.9           Treatment of Class B Interests.  The parties to this Agreement acknowledge and agree that the Class B Interests shall be treated as nontaxable "profits interests" issued for services for federal and state income tax purposes pursuant to Rev. Proc. 93-27, 1993-2 C.B. 343.  Consistent with such treatment, the Company shall claim no federal or state income tax deduction upon the issuance of the Class B Interests.

2.10         Guarantees.

(a)           General.   The parties to this Agreement acknowledge and agree that, from time to time, the guarantees of either or both of (i) the Gerova Group, or (ii) Planet Five or other members of the Planet Five Group may be required in order to obtain financing for the Company or refinance the Gerova Real Estate Portfolio, the Planet Five Properties or other Investment Properties.  Accordingly, subject at all times to the provisions of this Agreement, the Gerova Group and the Planet Five Group agree to consider in good faith providing appropriate guarantees, if and when appropriate, in order to further the business interests of the Company.

(b)           Contributed Properties.  In addition to and not in lieu of Section 2.10(a) above, in the event and to the extent that the corporate or limited liability guarantees of the either or both of the Parent Entities, the Gerova Group or the Planet Five Group shall be required to refinance any one or more of the Gerova Real Estate Portfolio properties or any one or more of the Planet Five Properties (collectively, the “Contributed Properties”), than and in such event both Gerova and Planet Five shall provide or cause the applicable members of the Gerova Group or Planet Five Group to provide such guarantees; provided, however, that: (i) any such guarantees shall be given jointly by both of the Parent Entities, (ii) as to the Gerova Group, any such guarantees shall be subject to the prior approval of the Gerova Real Estate Committee, and (iii) the aggregate amount of any such guarantees shall not exceed as to any Contributed Property, either (A) thirty percent (30%) of the Net Asset Value of such Contributed Property, or (B) seventy-five percent (75%) of the Gross Asset Value of any income producing Contributed Property if and for so long as the debt coverage ratio on such Contributed Property is not less than 1.2:1.

ARTICLE III

MANAGEMENT

Section 3.1            Governance.  Each Member and the Company hereby agree that the Company shall be governed by the provisions of this Article III and that, accordingly, the Company shall cause its Subsidiaries to act in accordance with the determinations of the Company made pursuant to this Article III.

(a)          Management Board.  The Company hereby establishes a Management Board of the Company (the "Management Board"), which shall manage the Business of the Company.

(b)          Members of The Management Board. The Management Board shall initially consist of Paul Rohan, Gregory Laubach and _____________, or any other three (3) Persons designated by the Operating Members (the “Operating Member Designees”) and two (2) Persons designated by Gerova in a separate letter of instructions to the Company to be delivered on or before the Effective Date (the “Non-Operating Member Designees”).  By signing this Agreement, each Member shall be deemed to have voted for the election of each of the foregoing persons to serve as an initial Management Board member.  The names and mailing addresses of the members of the Management Board shall be set forth in the books and records of the Company.  The number of members of the Management Board shall be fixed at five (5) persons.  The members of the Management Board need not be a Member or a representative of a Member.  Each member of the Management Board shall serve an initial three year term, subject to any provisions set forth in such member’s employment agreement with the Company.

(c)           Covenants of the Members.  Each of the Members hereby agree to vote its Percentage Interests to cause the Management Board to include three (3) members appointed by the Operating Members as Operating Member Designees, and two (2) members appointed by the Non-Operating Members as Non-Operating Member Designees.  Any vacancies on the Management Board will be filled by the Member who originally appointed such member of the Management Board.

(d)          Rights and Obligations of the Management Board. The Business and operations of the Company and its Subsidiaries shall be managed solely by the Management Board.  The Management Board is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of its determinations and the actions of the Company by and through the Management Board taken in accordance with such rights and powers shall bind the Company.  The Operating Members shall consult with the Gerova Real Estate Committee on all matters that may require guarantees or financial commitments of any member of the Gerova Group with respect to Contributed Properties, and with respect to financings, acquisitions or dispositions of other Investment Properties or assets, not otherwise constituting a Major Decision.  The members of the Gerona Real Estate Committee shall initially consist of Joseph J. Bianco, Jason Galanis and Keith Laslop.

(e)           Major Decisions.  Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the approval, ratification and implementation of any and all Major Decisions shall require the approval of (i) a majority of all of the Members on the Management Board, and (ii) both of the two Non-Operating Member Designees referred to below.

(f)           Removal of Member of Management Board.  The status of a member of the Management Board shall terminate if the Management Board member: (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily resign as a Management Board member (which shall require not less than 10 days' prior written notice to the Company); (iv) shall be removed by the written request of the Member that appointed such member of the Management Board pursuant to Section 3.1(b); (v) shall be certified by a physician to be mentally or physically unable to perform his or her duties; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Management Board member; or (viii) shall otherwise cease to be a Management Board member of the Company under the Act. Upon such termination, the Members will agree to vote and otherwise use its reasonable best efforts to cause a replacement appointee to be elected to the Management Board in compliance with Section 3.1(d)(ii).

(g)          Meetings.  Meetings of the Management Board may be called by a majority of the members of the Management Board on at least two Business Days' prior written notice to each member of the Management Board, which notice shall contain the time and place of such meeting.  Provided that two Operating Member Designees and one Non-Operating Member Designee are present, a majority of the members of the Management Board shall constitute a quorum for the transaction of business by the Management Board; provided, that the affirmative vote or consent of two Non-Operating Member Designees shall be required to approve, ratify or implement any Major Decision. All actions of the Management Board shall require the affirmative vote of a majority of the members of the Management Board, other than any Major Decision, which shall require the affirmative vote of a majority of the members of the Management Board who are Non-Operating Member Designees appointed by the Non-Operating Members.  Decisions made by the Management Board at any meeting, however convened, shall be as valid as though held after due notice if, either before or after the meeting, each and every member of the Management Board signs a written waiver of notice or a consent to the holding of such meeting or written approval of the minutes thereof.

(h)          Telephone Conference; Unanimous Written Consent.  Meetings of the Management Board may be held by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participate in the conversation.  Any action required or permitted to be taken by the Management Board may be taken without a meeting and without prior notice if all of the Members of the Management Boards shall consent in writing to such action.  Such consent or consents shall be filed with the minutes of the proceedings of the Management Board and shall have the same force and effect as a unanimous vote of the Management Board.

(i)           Chairman.  The Management Board may, if it so determines, elect from among its members a Chairman of the Board and/or a Vice Chairman of the Board.  The Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him by the Management Board or as may be provided by applicable law.  In the absence of the Chairman of the Board, the Vice Chairman of the Board, if any, shall preside at all meetings of the Management Board and of the Members at which he shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him by the Management Board or as may be provided by applicable law.

(j)           Limitation on Liability of Member of the Management Boards.  Members of the Management Board shall not, solely by reason of being a member of the Management Board, be personally liable for the expenses, liabilities or obligations of the Company or the Company whether arising in contract, tort or otherwise.

(k)           Compensation and Reimbursement.  Members of the Management Board shall not receive compensation for their services performed on behalf of the Company or other benefits they provide to the Company.  Members of the Management Board shall be entitled to reimbursement for reasonable, documented out-of-pocket expenses incurred by them in connection with attendance at meetings of the Management Board or any committee thereof conducting the business and affairs of the Company.

(l)           Amendment to Section 3.1.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3.1 shall not be amended without the unanimous consent of the Members.

Section 3.2           Authority, Duties and Obligations of the Management Board.  The members of the Management Board shall devote as much of their time to the affairs of the Management Board as in the judgment of the members of the Management Board the conduct of the such affairs shall reasonably require, and the members of the Management Board shall not be obligated to do or perform any act or thing in connection with the Business not expressly set forth herein.  Nothing herein contained in this Agreement shall be deemed to preclude the members of the Management Board from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding or otherwise dealing with any securities for the account of any such other business, for its own accounts or for other clients.  No Member shall, by reason of being a Member, have any right to participate in any manner in any profits or income earned, derived by or accruing to the members of the Management Board or any of their Affiliates from the conduct of any business other than the Company (to the extent provided herein) or from any transaction in securities effected by the members of the Management Board or any of their Affiliates for any account other than that of the Company.

Section 3.3           Management.   Subject at all times to the provisions of Section 3.1 above, the Operating Members shall be responsible for day-to-day management and operation of the Company.  In connection with the foregoing, the Operating Members are authorized to exercise all powers necessary and convenient for the Business purposes of the Company as enumerated in Section 1.3(b)(ii), on behalf and in the name of the Company, and to take any actions in their reasonable discretion which may be necessary to preserve the Investment Properties or to retain their value, such power and authority of the Operating Members shall include the right to encumber, sell or refinance Investment Properties and purchase Investment Properties of the Company; provided, however, that the Operating Members shall not be permitted to undertake any Major Decision without the express consent of the Management Board, as provided in Section 3.1 above.

Section 3.4           Voting Rights of Members.

(a)           Members shall have no right or authority to vote on matters other than the election of any members of the Management Board or explicitly requiring such vote in the Act.  On such matters or in the Act explicitly requiring a vote of the Members, each Member shall initially have the votes representing its Percentage Interests as set forth on Schedule I attached hereto.

(b)           Except as otherwise provided herein, any action by the Members shall require the affirmative vote or written consent of a majority of the voting power of the Company entitled to vote, voting together as one class.  Notwithstanding anything in this Agreement to the contrary, this Section 3.4(b) shall not be amended without the unanimous consent of the Members.  To the extent that such action constitutes a Major Decision, the separate consent of the Non-Operating Members shall be required.

(c)           Notwithstanding the foregoing, each Member (i) covenants and agrees to notify the Management Board and the other Members of any business opportunity available to such Member that could reasonably be expected to be in competition with the Business of the Company and (ii) grants a right of first refusal to the Company with respect to such opportunity, with the procedure set forth in Section 5.3 governing such right of first refusal.

Section 3.5            Injunctive Relief.  The Company and the Members hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Member to perform any of its obligations set forth in Article III.  Therefore, the Companies and the Members shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Companies and the Members hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

ARTICLE IV

GENERAL GOVERNANCE

Section 4.1            Other Ventures.

(a)           It is expressly agreed that each Member and any Affiliates, Affiliated Individuals, officers, directors, managers, stockholders, members, partners or employees of such Member, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the other Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom; the pursuit of other ventures and activities by any such Person is hereby consented to by each Member and shall not be deemed wrongful or improper.

(b)           Nothing in this Agreement shall be construed so as to prohibit any Member or its respective Affiliates, Affiliated Individuals, officers, directors, managers, stockholders, members, partners or employees from owning, operating or investing in any business of any nature and description, independently or with others, and no Member need disclose its intention to make any such investment to the other, nor advise the Company of the opportunity presented by any such prospective investment.

Section 4.2            Information.  The Company covenants and agrees to deliver to each Member (a) consolidated financial reports of the Company and it Subsidiaries audited by its independent accounting firm within 120 days after the end of each Fiscal Year; (b) consolidated quarterly unaudited financial reports for the Company and its Subsidiaries within 60 days after the end of each Fiscal Period commencing with the Fiscal Period ending September 30, 2010; (c) consolidated monthly financial reports of the Company within 30 days after the end of each calendar month; and (d) such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise).

Section 4.3          Access.  The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of the Members, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records and (b) afford each Member the opportunity to discuss the Company's affairs, finances and accounts with the officers or Management Board from time to time as each such Member may reasonably request without creating an undue burden on the Company, including, without limitation, but in particular, upon notice that a vote is required with respect to a Major Decision.

Section 4.4           Insurance.  At all times during the existence of this Agreement, the Company shall maintain and pay premiums on directors and officers liability insurance with such terms and coverage limits as reasonably satisfactory to the Members.

ARTICLE V

TRANSFERS OF PERCENTAGE INTEREST

Section 5.1           Restrictions on Transfer.

(a)          No Member, including any assignee or successor in interest of any such Member, shall (voluntarily or involuntarily) Transfer all or any portion of any Percentage Interests (including a Transfer pursuant to a foreclosure sale of all or any part of the assets of a Member) without the prior written consent of the Management Board (not to be unreasonably withheld), except (in each case subject to the next sentence and to Section 5.1(b) below), (i) a Transfer to a Permitted Transferee, (ii) a Transfer in accordance with Sections 5.3 and 5.4 below, and (iii) a pledge by a Member of its Percentage Interests or of its rights to any cash distributions or other distributions made in respect of such Member's Percentage Interests or of the rights to the proceeds to such Member resulting from the disposition by such Member of such Percentage Interests in accordance with the provisions of this Agreement, provided that such pledge does not entitle the pledgee to foreclose upon or otherwise acquire any ownership interest in such Percentage Interests.  No Transfer, other than in the case of a Transfer from a Member to a Permitted Transferee under clauses (i) or (ii) of the definition thereof, shall be effected until five (5) Business Days after and excluding the day upon which written notice of such proposed Transfer has been given to each of the Members.  Any direct or indirect Transfer, assignment or other disposition of any securities or other interests of a Member or of any securities or other interests of any Person or Persons having a direct or indirect ownership interest in a Member shall be deemed a Transfer of the Percentage Interests of such Member for purposes of this Section 5.1(a).  For the avoidance of doubt, Gerova Financial Group, Ltd. or any direct or indirect Subsidiary of Gerova Financial Group, Ltd., shall be deemed to be a Permitted Transferee for all purposes under this Agreement.

(b)           Any transferee of Percentage Interests permitted under Section 5.1(a) shall become a substitute Member under this Agreement upon:  (u) the execution and delivery by the transferee to the Company of an Instrument of Accession in the form of Exhibit A hereto, (v) the transferee agreeing in writing (1) to be bound by all the terms and conditions of this Agreement as then in effect and (2) that such transferee is not in violation of the "Patriot Act" or any law regulating the identity of investors or the source of funds used to make an investment; (w) compliance with applicable federal and state securities laws; (x) receipt of any regulatory approvals required under applicable law; (y) the Management Board being reasonably satisfied that such Transfer would not result in (1) any violation of or failure to comply with applicable federal and state securities law and (2) in the Company becoming a "publicly traded partnership" within the meaning of Section 7704(b) of the Code, and the regulations issued thereunder; and (z) the Management Board being reasonably satisfied that such Transfer would not result in any violation or failure to comply with the "Patriot Act" or any law regulating the identity of investors or the source of funds used to make an investment.  Unless and until a transferee is admitted as an additional or substitute Member under this Agreement and under the applicable formation and governing documents of the Company, the transferee shall have no right to exercise any of the powers, rights and privileges of a Member hereunder or under the applicable formation and governing documents of the Company.  A Member who has transferred its Percentage Interests shall cease to be a Member upon Transfer of all of the Member's Percentage Interests and thereafter shall have no powers, rights and privileges as a Member hereunder.

(c)           The Company, any Member, the Management Board, the Officers, and any other Person or Persons having business with the Company need only deal with Members who are admitted as Members or as additional or substitute Members of the Company, and they shall not be required to deal with any other Person by reason of a Transfer by a Member, except as may be otherwise expressly provided in this Agreement.  In the absence of a transferee of a transferring Member's Percentage Interests being admitted as a Member as provided herein, any payment to a Member shall release the Company, the Management Board and the other parties hereto of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member.

Section 5.2            Non-Permitted Transfers.

(a)           Any purported Transfer of all or any portion of Percentage Interests or any economic benefit or other interest therein not in compliance with Section 5.1 shall be null and void ab initio, regardless of any notice provided to any of the parties hereto, and shall not create any obligation or liability of any of the parties hereto to the purported transferee, and any Person purportedly acquiring all or any portion of any Percentage Interests or any economic benefit or other interest therein transferred not in compliance with Section 5.1 shall not be entitled to admission to the Company as a substitute Member.

(b)           In the case of an attempted Transfer of all or any portion of any Percentage Interests or any economic benefit or other interest therein that is not in compliance with Section 5.1, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the other parties hereto and their respective officers, directors, affiliates, members, partners and employees from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.

(c)           No Member, including any assignee or successor in interest of any Member, shall Transfer all or any portion of its Percentage Interests or any economic benefit or other interest therein if such Transfer would cause the Company to be treated as a "publicly traded partnership" within the meaning of Code Section 7704 and the Regulations promulgated thereunder.

Section 5.3            Rights of First Offer.

(a)           Right of First Offer to Acquire Percentage Interests.  If at any time a majority of the either (i) Non-Operating Member(s), or (ii) the Operating Members (either, a “Transferring Member(s)”) proposes to Transfer all of its or their Percentage Interests in a transaction or series of transactions to any Person (other than the Members and their Affiliates), the Transferring Member(s) will provide written notification of their intention (the “Notice Regarding Sale”) to the other Members, which notification will include the amount of Percentage Interests proposed to be sold by the Transferring Member(s).  The Non-Transferring Member(s) will immediately thereafter negotiate exclusively with respect to the terms of any potential sale.  If, after thirty (30) days following the delivery of the Notice Regarding Sale (and provided that both the Non-Operating Members and the Operating Members have negotiated in good faith during such period) the parties have not reached an agreement with respect to the proposed sale, then the Non-Transferring Member(s) will provide in writing the final terms, if any, upon which it or they is willing to purchase such Percentage Interests from the Transferring Member(s) (the “Last Offer”).  The Last Offer will include the number of Percentage Interests offered, the price and any other material terms and conditions.  If the Transferring Member(s) accept the Last Offer, the parties will promptly and completely comply with all of the conditions thereof, including, without limitation, promptly executing all necessary documents and making all required payments.  If such Last Offer is not accepted in writing by the Transferring Member(s) within ten (10) Business Days of its delivery, then the Transferring Member(s) will be free to negotiate with other parties with respect to such proposed sale for a period of ninety (90) days; provided that the terms of any resulting sale are no less favorable to the Transferring Member(s) than the terms included in the Last Offer.  In the event the sale is not effected within the ninety (90) day period, the Transferring Member(s) shall not sell their Percentage Interests without first offering the Percentage Interests to the Non-Transferring Member(s) in the manner provided in this Section 5.3(a).

(b)          The provisions of this Section 5.3 shall not be applicable to any Reverse Takeover Transaction.

Section 5.4            Drag-Along Rights.

(a)           Generally.  If at any time a majority of the Non-Operating Members receives a bona fide written offer to purchase by sale, assignment, conveyance or otherwise all or a portion of their Percentage Interests from any Person (other than the Members and their Affiliates) (a "Prospective Purchaser"), then the Non-Operating Members shall have the right (the "Drag-Along Right") to compel the Operating Members to (i) sell their Percentage Interests to the Prospective Purchaser for a purchase price equal to the purchase price of the Percentage Interests of the Non-Operating Members (including any and all consideration received or to be received by the Non-Operating Members or any of their Affiliates in connection with such Transfer and all transactions related thereto), and otherwise on the same terms and conditions as the Percentage Interests being sold by the Non-Operating Members and (ii) in the case of a Transfer in a transaction requiring the vote of the Other Members or their designees on the Management Board, take all action necessary or appropriate in order to cause or enable the Non-Operating Members or the Company, as applicable, to effect such transaction (including, without limitation, voting in favor of the transaction); provided, however, that any such Transfer by an Operating Members does not violate applicable law.

(b)           Procedure.  The Non-Operating Members shall exercise the Drag-Along Right by giving written notice (the "Drag-Along Notice"), not less than 20 days prior to consummation of the Transfer to the Prospective Purchaser, to the Operating Members and the Company stating:  (i) that it proposes to effect such a transaction; (ii) the name and address of the Prospective Purchaser; (iii) the proposed purchase price of the Percentage Interests; (iv) except as otherwise set forth herein, that all the Operating Members shall be obligated to sell their Percentage Interests in the Company upon the same terms and conditions (subject to applicable law) as those the Non-Operating Members are able to obtain for the amount of their Percentage Interests (or a portion thereof) proposed to be Transferred, including entering into agreements with the Prospective Purchaser on terms substantially identical to those applicable to the Non-Operating Members (including, without limitation, representations, warranties, covenants, indemnities and agreements substantially identical to those made by the Non-Operating Members in connection with the Transfer), and obtaining any required consents; and (v) in the case of a Transfer, whether through a sale of Percentage Interests, a merger, a recapitalization, a consolidation transaction, a transaction involving the Transfer of a majority of the assets of the Company or otherwise, of such interests in the Company or of such assets in a transaction requiring the vote of or tenders by the Operating Members or their Management Board designees, that all the Operating Members or their Management Board designees, as applicable, shall be obligated to vote in favor of such transaction.  This voting agreement shall remain in full force and effect throughout the time that this Section 5.4 is in effect.  It is understood that this voting agreement relates solely to the transaction with a Prospective Purchaser as described in this Section 5.4 and does not constitute the agreement to vote or consent as to any other matters.

Section 5.5            Tag-Along Rights.

(a)           Generally.  If a Non-Operating Members (the "Selling Member") receives a bona fide written offer to purchase by sale, assignment, conveyance or otherwise all or a portion of its Percentage Interests from any Person (other than the Members and their Affiliates) (a "Third Party Offer") that it is willing to accept, it promptly shall give notification fully describing the Third Party Offer to the Operating Members, together with any documentation fully describing the Third Party Offer (including a copy of all applicable documents and information ("Sale Notice").  The Operating Members shall have the right, within ten (10) business days after receipt of such Sale Notice, to join with the Selling Member and sell their Percentage Interests on the same terms as set forth in the Third Party Offer (the "Tag-Along Notice").

(b)          Obligation to Sell Interests.  The Operating Members agree that upon the transmittal of the Tag-Along Notice, they shall be obligated to sell to the proposed transferee their Percentage Interests in accordance with the terms and subject to the conditions of the Third Party Offer.  The Operating Members agree to execute and deliver (or cause to be executed and delivered) any and all documents and instruments reasonably necessary in connection with any sale under this Section 5.5.  Any sale pursuant to this Section 5.5 shall close pursuant to the terms set forth in the Third Party Offer.

Section 5.6            Call of Operating Members’ Percentage Interests.

(a)           The Percentage Interests of an Operating Member shall be subject to being purchased, in accordance with the procedures and prices set forth in this Section 5.6, by the Company or another Member, in whole or in part, upon the occurrence of a Termination Event.

(b)          Upon a Termination Event, the Company, upon written notice within 180 days after the date of occurrence of such Termination Event, shall have the obligation to purchase all of the Operating Members’ Percentage Interests at a price equal to Fair Market Value.  Such purchases shall occur not more than 60 days after delivery of such notice; provided, however, that if such Termination Event shall be for Cause,  the price shall be equal to the lower of the Fair Market Value of such Percentage Interest as at the Effective Date or the date of occurrence of the Termination Event.

(c)           The purchase price for an Operating Member’s Percentage Interests shall be a payment pursuant to Code Section 736.  Such Operating Member will Transfer its Percentage Interests free and clear of any liens, encumbrances or any interests of any third parties, and shall execute and deliver any and all documents required to fully Transfer good and valid title to his Percentage Interests, including, without limitation, any documents required to evidence such Transfer and any documents required to release any interest of any third party.

(d)  As of the Termination Date, the Operating Member’s Percentage Interests shall have no voting rights under this Agreement, other than those expressly required by the Act to be given to a Member.

Section 5.7           Termination.  All of the provisions of this Article V shall terminate and be of no further force or effect upon consummation of any Reverse Takeover Transaction.

ARTICLE VI

ALLOCATIONS

Section 6.1           Allocations of Profits and Losses.

(a)          This Section 6.1 sets forth the general rules for both the book allocations to reflect the economic arrangements of the Members and for the tax allocations for U.S. federal income tax purposes pursuant to Code Section 704(b) and the Regulations promulgated thereunder with respect to the Company.

(b)          Subject to the provisions contained in this Article VI, the Profits of the Company shall be allocated for each Fiscal Period as of the end of such Fiscal Period as follows:

(i)            First, to the Members who have received allocations of Losses under Section 6.1(c)(ii) or (iii), in proportion to the allocations of such Losses, until the Members who have received allocations of Losses under Section 6.1(c)(ii) or (iii) have received aggregate allocations of Profits under this Section 6.1(b)(i) equal to their aggregate allocations of Losses under Section 6.1(c)(ii) and (iii);

(ii)            Second, one hundred percent (100%) to the Members holding Class A Interests in proportion to their Class A Percentages until such Members shall have recouped their Initial Capital Contributions; and

(iii)           Third, eighty-eight percent (88%) to the Members holding Class A Interests in proportion to their Class A Percentages and twelve percent (12%) to the Members holding Class B Interests in proportion to their Class B Percentages.

(c)          Subject to the provisions contained in this Article VI, the Losses of the Company shall be allocated for each Fiscal Period as of the end of such Fiscal Period as follows:

(i)            First, to the Members who have received allocations of Profits under Section 6.1(b)(ii), in proportion to their aggregate allocations of such Profits, until the Members who have received allocations of Profits under Section 6.1(b)(ii) have received aggregate allocations of Losses under this Section 6.1(c)(i) equal to their aggregate allocations of Profits under Section 6.1(b)(ii).

(ii)            Second, to the Members, in proportion to the Adjusted Capital Account Balances, until the Adjusted Capital Account Balances of all Members have been reduced to zero (0).

(iii)           Third, eighty-eight percent (88%) to the Members holding Class A Interests in proportion to their Class A Percentages and twelve percent (12%) to the Members holding Class B Interests in proportion to their Class B Percentages.

(d)           Allocations Override.  Notwithstanding Section 6.1(b) or (c), Profits and Losses (or individual items of any of the foregoing) for any Fiscal Period shall be allocated, to the greatest extent possible, among the Members such that the positive balances of the Capital Account of each Member (less such Member's share of Minimum Gain and Member Nonrecourse Debt Minimum Gain) after such allocation will be equal to the amounts that would have been distributed to such Member if the Company liquidated after selling all of its assets for their Gross Asset Values at the end of such Fiscal Period and made liquidating distributions in accordance with the provisions of Section 7.1.  Notwithstanding the preceding sentence, (i) no allocation will be made pursuant to this Section 6.1(d) to a Qualified Organization Member (as such term is defined below) that would result in such Qualified Organization Member's share of Profits for any Fiscal Period exceeding its “fractions rule percentage” as defined in Regulations Section 1.514(c)-2(c)(2), and (ii) no allocation will be made pursuant to this Section 6.1(d) that would cause the Company's allocations to fail to meet the "substantial economic effect" requirement of Code Section 704(b)(2).  For purposes of this Section 6.1(d), the term “Qualified Organization Member” means a Member that is a “qualified organization” (as such term is defined in Code Section 514(c)(9)(C)) or a Member with respect to which a qualified organization directly or indirectly holds an economic interest (other than through an entity treated as a corporation for federal income tax purposes).

Section 6.2            Adjustments and Special Allocations.  Any allocation pursuant to Section 6.1 will, however, be subject to any adjustment required to comply with Regulations Sections 1.704-1 and 1.704-2, including, without limitation, the following adjustments and special allocations which shall be made in the following order of priority and prior to any allocation under Section 6.1:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Minimum Gain during any Fiscal Period, each Member shall be specially allocated items of income and gain of the Company for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 6.2(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Member Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of income and gain of the Company for such Fiscal Period (and, if necessary, subsequent Fiscal Periods) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  If any Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain of the Company shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement.

(d)           Gross Income Allocation.  If any Member has a deficit Capital Account at the end of any Fiscal Period or portion thereof in excess of the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of income and gain in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article VI have been made as if Section 6.2(c) and this Section 6.2(d) were not in this Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Period shall be specially allocated eighty eight percent (88%) to the holders of Class A Interests in proportion to their Class A Percentages and twelve percent (12%) to the holders of Class B Interests in proportion to their Class B Percentages.

(f)           Member Nonrecourse Deductions.  In accordance with the principles set forth in Regulations Section 1.704-2(i), any Member Nonrecourse Deductions of the Company for any Fiscal Period shall be specially allocated to the Members in accordance with the ratios in which they potentially bear the economic risk of loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with the Regulations Section 1.704-2(i).

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any asset, pursuant to Code Section 734(b) or Code Section 743(b), upon an election pursuant to Code Section 754, is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

Section 6.3            Curative Allocations.  The allocations set forth in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g) and 6.4 (collectively, the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations.  It is the intent of the parties to this Agreement that, to the extent possible, all Regulatory Allocations may be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Section 6.3.  Notwithstanding any other provision of this Article VI (other than the Regulatory Allocations) to the contrary, the Management Board may in its reasonable discretion make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had the Regulatory Allocations not been part of this Agreement and all Company items were allocated pursuant to Section 6.1.

Section 6.4            Loss Limitation.

(a)           Notwithstanding the foregoing provisions of Section 6.1, the Losses allocated pursuant to Section 6.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Period.  Subject to section 6.4(b) in the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 6.1, the limitation set forth in this Section 6.4 shall be applied on a Member by Member basis in accordance with the positive balances in their Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

(b)           In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 6.1(b), the amount of losses that would be allocated to such Member but for the application of this Section 6.4(b) shall be allocated to the other Members (in proportion to their Percentage Interests) to the extent that such allocations would not cause such other Members to have an Adjusted Capital Account Deficit.  Any allocation of items of loss pursuant to this Section 6.4(b) shall be taken into account in computing subsequent allocations pursuant to Section 6.1(b) and Section 6.1(c), and prior to any allocation of items in such Sections so that the net amount of any items allocated to each Member pursuant to Section 6.1(b), Section 6.1(c) and this Section 6.4(b) shall, to the maximum extent permissible under Regulations Section 1.704-1(b)(2)(ii)(d), be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Sections 6.1(b), 6.1(c) and this Section 6.4(b) if such allocation under this Section 6.4(b) had not occurred.

Section 6.5            Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses or other items allocable to any Fiscal Period, Profits, Losses and such other items shall be determined on a daily, monthly or other basis as determined by the Management Board in its reasonable discretion using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           The Members are aware of the United States federal income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of income and loss for income tax purposes.

(c)           Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in the Profits are in proportion to their Percentage Interests in the Company.

(d)           All items of income, gain, loss, deduction or credit and any other allocations not otherwise provided for shall be allocated among the Members as determined by the Management Board in its reasonable discretion.

(e)           If a Member Transfers all or a portion of its Percentage Interests during any Fiscal Period, then Profits, Losses, each item thereof and all other items attributable to the Transferred Percentage Interests for such Fiscal Period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests in the Company during the Fiscal Period in accordance with Section 706(d) of the Code, using any conventions permitted by law and reasonably selected by the Management Board.

(f)           These allocations are intended to comply with the requirements of Section 514(c)(9)(E) of the Code and shall be interpreted and applied consistently therewith.  Tax returns for the Company shall be provided to the Management Board for review before submission, and any reasonable requests by the Management Board for changes in order to ensure compliance with such requirements shall be made, provided that such changes shall not result in the amount of cash or other distributions to any Member being affected or cause a material adverse tax or other effect for any Member.

Section 6.6           Tax Allocations: Code Section 704(c).

(a)           For each Fiscal Year, items of income, deduction, gain, loss and credit shall be allocated for tax purposes among the Members to reflect equitably the amounts which have been credited or debited to the Capital Account of each such Member (for such Fiscal Year and prior Fiscal Years).

(b)          In accordance with Code Section 704(c) and the Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property at the time of contribution to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution using the traditional method as described in Regulations Section 1.704-3(b).

(c)          In the event the Gross Asset Value of any asset is adjusted in accordance with paragraph (b) of the definition of Gross Asset Value hereof, subsequent allocations of items of income, gain, loss, deduction or credit with respect to such asset shall take into account any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder and using the same method set forth in Section 6.6(b).

(d)         Except as otherwise provided in this Agreement, any elections or other decisions relating to allocations for tax purposes, basis adjustments or other tax matters shall be made by the Management Board in its reasonable discretion.  Allocations pursuant to this Section 6.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account, share of Profits or Losses, or other items or distributions pursuant to any provision of this Agreement.

ARTICLE VII

DISTRIBUTIONS AND EXPENSES

Section 7.1           Distributions of Net Cash Flow.  Net Cash Flow shall be reasonably determined by the Management Board.  At such time as is determined by the Management Board, distributions of Net Cash Flow shall (subject to Section 7.4) be distributed  eighty eight percent (88%) to the Members holding Class A Interests in proportion to their Class A Percentages and twelve percent (12%) to the Members holding Class B Interests in proportion to their Class B Percentages.

Section 7.2           Distributions of Net Capital Proceeds.  Net Capital Proceeds shall be reasonably determined by the Management Board.  At such time as is determined by the Management Board, distributions of Net Capital Proceeds shall (subject to Section 7.4) be made as follows:

(a)       First, to the Members holding Class A Interests in proportion to their Class A Percentages until the Members holding Class A Interests have received aggregate distributions of Net Capital Proceeds under this Section 7.2(a) equal to their Capital Contributions.

(b)      Second, eighty eight percent (88%) to the Members holding Class A Interests in proportion to their Class A Percentages and twelve percent (12%) to the Members holding Class B Interests in proportion to their Class B Percentages.

Section 7.3           Amounts Withheld.  All amounts withheld or paid pursuant to the Code or any provisions of state, local or foreign tax law with respect to any payment, distribution, allocation or other consideration paid to the Members, including in connection with a contribution of assets to the Company by a Member, shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld or paid pursuant to this Section 7.2 for all purposes under this Agreement.  The Company is authorized to withhold or pay, when required under applicable law, from payments, distributions, or other consideration paid to Members, and with respect to allocations to the Members, and to pay over to any federal, state, local or foreign government any amounts required to be so withheld or paid pursuant to the Code or any provisions of any federal, state, local or foreign law, and shall allocate any such amounts to the Members with respect to which such amounts were withheld or paid.

Section 7.4            Expenses.  Except as otherwise provided in this Agreement, the Company will be responsible for all third party expenses of the Company.  The Company shall reimburse the Members in accordance with Section 3.6 above.  Each Member shall otherwise be responsible for all costs and expenses incurred by such Member, including, without limitation, fees and expenses of counsel, in connection with the negotiation, preparation and delivery of this Agreement and the Contribution Agreement and the transactions contemplated hereby and thereby and in the performance of its obligations under this Agreement.

Section 7.5            Tax Distributions.  Notwithstanding any other provision in this Agreement, the Company shall make distributions to each Member (to the extent that cash is available for such distributions after necessary expenses and reserves in accordance with this Agreement and as otherwise determined by the Tax Matters Member) so that each such Member may pay its taxes with respect to its share of the taxable income of the Company (other than income or gain allocable to the Member under Code Section 704(c)) for a Fiscal Year or other taxable period.  If the Tax Matters Member determines that enough cash is available for such distributions, then the Tax Matters Member shall calculate the amount of any such distributions by applying the highest marginal effective tax rate applicable to an individual residing in New York, New York to each Member and may make such distributions to the extent that cash is available.  Any distribution made to a Member pursuant to this Section 7.4 shall be made as soon as practicable after the end of the Fiscal Year or other taxable period for which such distribution is being made.  Any distribution made to a Member pursuant to this Section 7.4 shall reduce the amount distributable to such Member under Section 7.1.

ARTICLE VIII

OTHER TAX MATTERS

Section 8.1            Tax Matters Member.  The Company and each Member hereby designate Planet Five Member as the "tax matters partner" in respect of the Company for purposes of Code Section 6231(a)(7) ("Tax Matters Member").  The Tax Matters Member of the Company shall:  (a) cause to be prepared and timely filed by the Company all United States federal, state and local income tax returns of the Company for each year for which such returns are required to be filed, and (b) determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns.  Subject to the express provisions of this Agreement, the Management Board may in its reasonable discretion cause the Company to make or refrain from making any and all elections permitted by such tax laws.

Section 8.2            Furnishing Information to Tax Matters Member.  Each Member shall furnish to the Tax Matters Member such information (including information specified in Code Section 6230(e)) as such Tax Matters Member may, at its reasonable discretion, request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Code Section 6223 or any other provisions of the Code or the published regulations thereunder which require the Tax Matters Member to obtain information from the Members.

Section 8.3            Tax Claims and Proceedings.  In respect of any income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any income tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) all expenses reasonably incurred by the Tax Matters Member in connection therewith shall be expenses of the Company, (b) in any material proceeding the Tax Matters Member shall promptly take such action as may be necessary to cause each of the other Members to become a "notice partner" within the meaning of Code Section 6231(a)(8), (c) in any material proceeding the Tax Matters Member shall furnish to the other Members a copy of all material notices or other written communications received by the Tax Matters Member from the Internal Revenue Service (except such notices or communications as are sent directly to the Members), and (d) in any material proceeding the Tax Matters Member shall notify the other Members of all material conversations it has with the relevant taxing authority and shall keep the other Members reasonably informed of all material matters which may come to its attention in its capacity as Tax Matters Member.

Section 8.4            Books and Records.  In accordance with Section 608.4101 of the Act, the Management Board shall keep separate and distinct records for the Company.  The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business.  The books and records of the Company shall include a record of each transfer of Percentage Interests.  Financial and tax reporting shall be done on a Fiscal Year basis, unless otherwise determined by the Tax Matters Member in accordance with this Agreement.  All books and records of the Company shall be maintained at any office of the Company or at the Company's principal place of business in the United States, and each Member, and any duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.  The Company's books of account shall be kept on an accrual basis or as otherwise provided by the Management Board and otherwise in accordance with generally accepted accounting principles, consistently applied, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles (including the Regulations).

Section 8.5            Survival.  The provisions of this Article VIII shall survive the termination of the Company (as well as any termination, purchase or redemption of any Member's interest in the Company for any reason whatsoever), and shall remain binding on the Members and all former Members for a period of time necessary to resolve with the appropriate taxing authorities any and all material matters regarding the taxation of the Company and its Members by reason of their Percentage Interests.

Section 8.6            Activities Outside of the United States.  The provisions of this Article VIII shall be applicable, to the maximum extent possible, with respect to tax matters involving the Company's activities outside of the United States.

Section 8.7            Cooperation on Tax Matters.  Each of the parties to this Agreement do hereby mutually agree to cooperate with the other to minimize any taxation to the Company and its Members.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1            Representations and Warranties of Members.  Each of the Members and each of the Parent Entities hereby represents and warrants to the Company and to each of the other Members and the other Parent Entity, as of the date hereof, and each other Member hereby represents to the Company and to each of the other Members as of the date of the Instrument of Accession of such Member, that:

(a)  (i)  If it is a corporation, a limited liability company or limited partnership, it is duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and if it is a partnership, it is validly constituted and not dissolved, and, in each case, has the power and lawful authority to own its assets and properties and to carry on its business as now conducted.

(ii)           If it is an individual, it has all requisite legal capacity, power and legal right to acquire and hold the Percentage Interests.

(b)           It has the full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been fully executed and delivered by such Member and, assuming the due execution and delivery by the other parties, constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

(c)           No approval or consent of any governmental authority or of any other Person is required in connection with the execution and delivery by it of this Agreement and the consummation and performance by such member of the transactions contemplated hereunder, except such as have been obtained and are in full force and effect.

(d)           The execution and delivery of this Agreement by each Member, the consummation of the transactions contemplated hereunder and the performance by such Member of its obligations under this Agreement, in accordance with the terms and conditions hereof, will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (i) the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other constitutive documents of such Member, (ii) any instrument or contract to which such Member is a party or by or to which it or its assets or properties are bound or subject or (iii) any statute or any regulation, order, judgment or decree of any governmental authority, except, in each case, for such breaches violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Member to perform its obligations hereunder.

(e)           It understands that there are substantial risks to an investment in the Company and it has both the sophistication to be able to fully evaluate the risk of an investment in the Company and the capacity to protect its own interests in making such investment.  Such Member fully understands and agrees that the investment in the Company is an illiquid investment.

(f)  (i)  In the case of each Member that is not an individual, it is a QIB or an "accredited investor" within the meaning of the Securities Act and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, that it has no need for liquidity of this investment and it could bear a complete loss of this investment and either (i) a "qualified purchaser" within the meaning of the Investment Company Act or (ii) if the Member is an entity formed and is being utilized primarily for the purpose of making an investment in the Company, each beneficial owner of such Member's securities is such a qualified purchaser.

(ii)           In the case of each Member that is an individual, it is an "accredited investor" within the meaning of the Securities Act and is able to bear the economic risk of such an investment in the Company for an indefinite period of time, that it has no need for liquidity of this investment and it could bear a complete loss of this investment.

(iii)           It is acquiring its Percentage Interests for investment solely for such Member's own account and not for distribution, transfer or sale to others in connection with any distribution or public offering.  It understands that, irrespective of whether or not the Percentage Interests might be deemed "securities" under applicable laws, the Company is not obligated to register any Percentage Interests for resale under the Securities Act or any applicable state securities laws.

(g)          It specifically understands and agrees that no other Member, has made nor will make any representation or warranty with respect to the worthiness, terms, value or any other aspect of the Company or the Percentage Interests and it explicitly disclaims any warranty, express or implied, with respect to such matters.  In addition, such Member specifically acknowledges, represents and warrants that (i) it is not relying on any other Member, for its own due diligence concerning, or evaluation of, the Company or any related transaction and (ii) that it is not relying on any other Member with respect to tax and other economic considerations involved in an investment in the Company.

(h)          No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Company based upon arrangements made by or on behalf of such Member.

Section 9.2            ERISA Representation.  Each Member represents, warrants and covenants to each other Members and to the Company that no portion of the assets being used by it to purchase and hold its Percentage Interests constitute assets of a plan within the meaning of Section 3(32) of ERISA.

Section 9.3           Planet Five Properties. The Planet Five group represents and warrants to the Non-Operating Members that the aggregate Net Asset Values of all of the Planet Five Properties as at the Effective Date will be not less than One Hundred Million ($100,000,000) Dollars.

Section 9.4            Survival.  The representations and warranties of the Members contained in this Agreement shall survive the Closing Date solely for purposes of Article XI.

ARTICLE X

DISSOLUTION AND TERMINATION OF THE COMPANY

Section 10.1          Dissolution.  The Company shall be dissolved and its affairs shall be wound up upon:  (a) the unanimous vote of all the Members of the Company or (b) the entry of a decree of judicial dissolution pursuant to Section 608.441 of the Act.

Section 10.2          Continuation of Interest of Member's Representative.  Notwithstanding anything contained herein, upon the expulsion, receivership, dissolution or Bankruptcy of a Member, the personal representative, trustee-in-bankruptcy, debtor-in-possession, receiver, other representative, successor, heir or legatee (each a "Representative") of such Member shall, subject to the provisions of 5.1, immediately succeed to the Percentage Interests of such Member.  Such Representative shall appoint an individual (which may be such Representative) who will represent the Representative's voting interest, if any, in the Company (the "Voting Representative").

Section 10.3          Dissolution, Winding Up and Liquidation.

(a)           Upon the dissolution of the Company, the Company shall continue solely for purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying claims of its creditors.  The liquidator of the Company shall take full account of the Company's liabilities and property and shall cause the property or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i)           first, to creditors (including Members who are creditors) in satisfaction of all of the Company debts and other liabilities, including the expenses of the winding-up, liquidation and dissolution of the Company (whether by payment or the making of reasonable reserves to provide for payment thereof); and

(ii)           second, to the Members of the Company in accordance with their positive Capital Account balances and after crediting each Member’s Capital Account with its share of Profits and Loss through the date of dissolution, including gain or loss from dissolving events.

(b)          Distributions pursuant to this Section 10.3 shall be made no later than the end of the Fiscal Year during which the Company is liquidated (or, if later, 90 days after the date on which the Company is liquidated).

Section 10.4         Member Bankruptcy.

(a)           Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b)           Notwithstanding any other provision of this Agreement, each of the Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member, or the occurrence of an event that causes the Member to cease to be a member of the Company.

ARTICLE XI

INDEMNIFICATION AND CONTRIBUTION

Section 11.1          Indemnity by the Company.  Subject to the provisions of Section 11.4, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such Person is or was a Member, Officer, director, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, partner, member, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise (an "Indemnified Person"), from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, damages, judgments, fines, penalties, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's and accountant's fees, court costs and other out-of-pocket expenses actually and reasonably incurred in investigating, preparing or defending the foregoing) (including any such brought by or in the right of the Company) suffered or incurred by such Indemnified Person while serving in such capacity or that otherwise in any way relate to or arise out of any action or inaction by such Indemnified Person or the Company (collectively, "Indemnifiable Losses"), if such Indemnified Person acted in good faith and in a manner that such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and not in violation of this Agreement, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful; provided, that shall have no obligation to indemnify or defend hereunder to the extent such action, suit or proceeding arises from fraud, willful misconduct or gross negligence on the part of such Indemnified Person.  Indemnifiable Losses will be reasonably allocated by the Management Board.

Section 11.2          Exculpation.  No Indemnified Person shall be liable to any Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from fraud, willful misconduct or gross negligence of the Indemnified Person.  Each Indemnified Person may consult with legal counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

Section 11.3          Expenses.  Any indemnification under Section 11.1, as well as the advance payment of expenses permitted under Section 11.4 shall be made by the Company to the fullest extent permitted under the Act.

Section 11.4          Advance Payment of Expenses.  The expenses of any Member incurred in defending a civil or criminal action, suit or proceeding may be paid by as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such Member (in form and substance, from an indemnitor, reasonably satisfactory to all of the Members), to repay the amount if it is ultimately determined by a court of competent jurisdiction that such Member is not entitled to be indemnified by the Company.  The provisions of this Section 11.4 do not affect and shall not be deemed exclusive of any other rights, including, without, limitation, any rights to indemnification or advancement of expenses to which any such Indemnified Person other than the Members may be entitled under any contract, pursuant to approval of the Members, or otherwise by law.

Section 11.5          Beneficiaries.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI continues for a Person who has ceased to be a Member, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such Person.

Section 11.6          Indemnification Procedure for Third Party and Other Claims.  A party against whom indemnification is sought under this Agreement (the "Indemnifying Party") shall have the right, but not the obligation, exercisable by written notice to the Person seeking such indemnification hereunder (the "Indemnified Party") within 30 days after receipt of  written notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense and control the settlement of such Third Party Claim that (a) involves (and continues to involve) solely money damages or (b) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the third party and the claims for equitable relief are incidental to the claims for money damages. The Indemnified Party shall have the right to assume the defense and control the settlement of any Third Party Claim (i) not described in clauses (a) or (b) of the preceding sentence or (ii) described in clauses (a) or (b) of the preceding sentence whose defense and control of settlement has not been assumed by the Indemnifying Party.  The Indemnifying Person or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim that the other is defending, as provided in this Agreement.  The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld).  The Indemnifying Party shall not, without the Indemnified Party's prior written consent, enter into any compromise or settlement which (A) commits the Indemnified Party to take, or to forbear to take, any action or (B) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 11.6 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 11.7          Other Claims.  In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement for other than a Third Party Claim, such Indemnified Party shall send written notice of such claim to the Indemnifying Party.  Such notice shall specify the basis for such claim.  As promptly as possible after the Indemnified Party has given such notice, the Indemnified Party and the Indemnifying Party shall attempt to resolve such claim by mutual agreement before resorting to other legal means to resolve such claim.

Section 11.8         Limitation on Damages.  Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of revenue or profit) arising out of this Agreement including, without limitation, in respect of any breach by any Member of this Agreement; provided, that the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Indemnifiable Losses directly incurred from Third Party Claims.  Any Indemnified Person shall take commercially reasonable actions to mitigate his, her, its or their damages.  The obligation of any Member to indemnify any Person(s) pursuant to this Agreement is limited, in the aggregate for all claims, to such Member's Percentage Interests, and no Person claiming indemnification or otherwise making any claim against a Member shall have recourse against such Member for any deficiency; provided, however, that in the event that a Member's Percentage Interests are less than such Member's Initial Capital Contribution (as a result of distributions made in respect of such Percentage Interests in accordance with Article XI of this Agreement), the indemnifying Member shall be obligated to pay any such deficiency to the extent of the difference between its Initial Capital Contribution and its Percentage Interests.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1          Entire Agreement.  As of the Effective Date, this Agreement and the Contribution Agreement constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained herein and therein.  As of the Effective Date, this Agreement and the Contribution Agreement replace and supersede all prior agreements by and among the Members (including the Letter Agreement) with respect to the subject matter contained herein and therein; provided, that the provisions of Section 3.1 of the Letter Agreement shall remain in full force and effect until consummation of the Reverse Takeover Transaction.

Section 12.2          Amendments; Waivers.  Except as otherwise provided in this Agreement and as otherwise set forth in this Section 12.2, this Agreement may be amended or waived by the vote of a majority of the members of the Management Board; provided however that this Agreement shall not be amended or waived in the event that such amendment or waiver would adversely affect a Member's Percentage Interests under this Agreement in a disproportionate manner from the effect of such amendment or waiver on the other holders of such Percentage Interests without the consent of such Member.

Section 12.3          Applicable Law; Venue.

(a)           The Certificate of Formation and this Agreement shall be governed exclusively by their respective terms and the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

(b)           Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Florida or of the United States of America for the Southern District of Florida, and, by execution and delivery of this Agreement, each Member hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and the appellate courts thereof.  Each Member irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address for notices set forth herein.  Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.4          Enforcement.  In the event of an action, suit or proceeding initiated by one Member against another Member involving the enforcement of its rights hereunder, the prevailing party shall be entitled to indemnification from the other party of reasonable attorneys' fees and expenses incurred in enforcing its rights in such action, suit or proceeding.

Section 12.5          Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein.

Section 12.6          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 12.7          Counterparts.  This Agreement may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

Section 12.8          Filings.  Following the execution and delivery of this Agreement, representatives of the Company, shall promptly prepare any documents required to be filed and recorded under the Act, and such representatives shall promptly cause each such document to be filed and recorded in accordance with the Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business.  Such representatives, under shall also promptly cause to be filed, recorded and published such statements of fictitious business name and any other notices, certificates, statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

Section 12.9          Additional Documents.  Each Member agrees to perform all further acts and to execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 12.10        Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (a) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next Business Day, (b) if given by reputable overnight courier, on the next Business Day, (c) by hand delivery, when delivered or (d) if mailed, on the second Business following the day on which sent by first class mail:

If to the Company, addressed as follows:

Gerova Real Estate Group LLC	-and-	Gerova Real Estate Group LLC
Metropolitan House		900 Regency Square Blvd
20 Brindley Road		No. 200
Manchester M16 9HQ		Jacksonville, FL 32211
United Kingdom		Attn: Paul Rohan, Manager
Attention: Gary T. Hirst, President		Tel:
Tel: 011-44-161-866-4764		email: prohan246@aol.com:
email: gary@gerova.com

with a copy to:		with a copy to:

Hodgson Russ LLP		Gregory L. Laubach
1540 Broadway, 24th Floor		3 Savannah Court
New York, New York 10036		Bethesda, MD 20817
Attention: Stephen A. Weiss		Tel: (202) 438-5188
Tel: (212) 751-4300		email: glaubach@planet5llc.com
email: sweiss@hodgsonruss.com

If to a Member, at the address or facsimile number set forth in a schedule filed with the records of the Company or such other address or facsimile number as such Member may hereafter specify to the Management Board, who shall so notify the other Members.

Section 12.11        Waiver of Right to Partition and Bill of Accounting.  To the fullest extent permitted by applicable law, each Member covenants that it will not, and hereby waives any right to, file a bill for partnership accounting.  Each Member irrevocably waives any right that it may have to maintain any action for dissolution of the Company (unless the Company is dissolved pursuant to Section 10.1) or partition with respect to any of the assets of the Company.

Section 12.12        Confidentiality; Press Releases.  Each Member shall keep confidential all information of a confidential nature obtained pursuant to this Agreement, except that a Member shall be entitled to disclose such confidential information to (a) its lawyers, accountants and other service providers as reasonably necessary in the furtherance of such Member's bona fide interests, as otherwise required by law or judicial process and to comply with reporting requirements, and to potential transferees of its Percentage Interests provided that such potential transferees enter into customary confidentiality agreements, with the Company expressly stated therein to be a third party beneficiary thereof and (b) its investors provided that such investors are subject to confidentiality obligations.  No Member shall publicly make any public announcements regarding this Agreement or the Company or its business; provided, however, each Member may consult with and obtain the approval of the other Members before issuing a press release or other public announcement with respect to this Agreement and may issue a press release or make a public announcement following such consultation and approval.

Section 12.13        Uniform Commercial Code.  The Percentage Interests shall constitute a "security" within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8 102(a)(15) thereof) as in effect from time to time in the State of Florida, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

Section 12.14        DISCLOSURES.  THE INTERESTS OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH LAWS PURSUANT TO EXEMPTION FROM REGISTRATION THEREUNDER.  THERE WILL NOT BE ANY PUBLIC MARKET FOR THE INTERESTS.  IN ADDITION, THE TERMS OF THIS AGREEMENT RESTRICT THE TRANSFERABILITY OF INTERESTS.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

PLANET FIVE AT GEROVA LLC

By:
Name: Paul Rohan
Title: Manager

ROBERT V. WILLISON

GEROVA FINANCIAL GROUP, LTD.

By:
Name: Michael Hlavsa
Title: Chief Financial Officer

_____________________________, LLC

By:
Name: ______________
Title: Manager

PLANET FIVE DEVELOPMENT GROUP LLC

By:
Name: Paul Rohan,
Title: Managing Member

Page

SCHEDULE I

Schedule of Members

Name	Initial Capital Contribution	Total Capital Contributions(including Schedule II	Percentage Interests
Planet Five at GEROVA LLC	$3,900		39%

Gerova Financial Group, Ltd.	$4,900		49%

Robert Willison (2)	1,000		10%

_____________________, LLC (2)	$200		2%

(1)	Class A Interests.
(2)	Class B Interests.

Page

SCHEDULE II

Schedule of Investment Properties

Appendix A – Gerova Real Estate Portfolio

Page

SCHEDULE II

Schedule of Investment Properties

Appendix B -  Planet Five Properties

Page

EXHIBIT A

Contribution Agreement

Page

Exhibit B

INSTRUMENT OF ACCESSION

The undersigned, ___________________________, as a condition precedent to becoming the owner or holder of record of Percentage Interests of Net Five Holdings, LLC, a Florida limited liability company (the "Company"), hereby agrees to become a Member under, party to and bound by that certain Operating Agreement dated as of May 26, 2010 (the "Operating Agreement") by and among the Company and the Members of the Company.  This Instrument of Accession shall take effect and shall become an integral part of the said Operating Agreement immediately upon execution and delivery to the Company of this Instrument.

IN WITNESS WHEREOF, the undersigned has caused this INSTRUMENT OF ACCESSION to be signed as of the date below written.

Signature:

Address:

Date:

Accepted:

By:

Date: